Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
On June 8, 2020, the Fund announced that its Board of Directors (the “Board”) decided to temporarily suspend the Fund´s MDP. Global financial markets have recovered during recent months; however, the overall economic activity remains affected by the “Covid-19” pandemic, and the Fund still maintains a significant amount of unrealized capital losses, which would result in substantial distributions from return of capital. Under this scenario, the Board considered that it is in the best interest of Fund stockholders to maintain temporarily suspended the Fund´s MDP. Nevertheless, the Board will continue to review the Fund´s MDP regularly in order to reinstate it as soon as deemed advisable by the Board. In addition, the Fund will continue to distribute to shareholders all of its net investment income and net realized capital gains, if any, at least annually, even while the Fund´s MDP remains suspended. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$248.39	Daily Average Number of Shares Traded[2]	25,876
NAV per share[1]	$16.55	Outstanding Shares[3]	15,005,224
Closing price[2]	$14.15	Expense Ratio (10/31/2020)	1.56%
Discount	14.50%	Portfolio Turnover (10/31/2020)	19.76%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	8.02%	3.59%	73.65%	0.29%	0.26%	0.55%
MXF NAV	8.74%	4.02%	76.33%	0.18%	-0.03%	0.55%
MSCI Mexico Index	8.24%	4.28%	60.12%	-1.65%	-1.16%	-1.16%
These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During March 2021, the Fund repurchased no shares.

Top Ten Holdings (65.65% of Net Assets)
1 América Móvil	13.07%	6 Cemex	5.11%
2 Grupo México	10.80%	7 Orbia Advance Corporation	4.03%
3 Wal-Mart de México	7.88%	8 Gruma	3.80%
4 Grupo Financiero Banorte	7.49%	9 Kimberly-Clark de México	3.44%
5 Fomento Económico Mexicano	6.68%	10 Alfa	3.35%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets reported mixed performance during March 2021. The MSCI World Index increased 3.1% during the month, while the MSCI Emerging Markets Index decreased 1.7%, driven by negative returns in the MSCI Asia Emerging Markets Index. In the United States, Congress approved an additional “Covid-19” stimulus package worth $1.9 trillion which will provide direct payments to U.S. citizens and will extend unemployment benefits and tax credits for families with children, among other benefits. The Federal Reserve maintained unchanged its target interest rate at a range of between 0.00% and 0.25% and announced that it will continue to purchase government securities at the current pace. During March 2021, the DJIA and the S&P 500 increased 6.6% and 4.2%, respectively, while the interest rate on the 10-year Treasury note increased further to 1.74%, a 34 basis points rise during the month, and the U.S. dollar appreciated 2.6% (measured by the DXY Index4). In Mexico, the MSCI Mexico Index increased 8.2% and the Mexican peso appreciated 2.1% to Ps. $20.43, whereas the Fund’s NAV increased 8.7%, outperforming its benchmark during the month and during long-term periods of one-, three-, five- and ten-years, as shown in the performance table of the prior page.
In local news, Mexico´s Central Bank maintained unchanged its overnight interest rate at 4.00%. The Government released its 2022 preliminary economic policy guidelines, expecting a GDP growth rate in the range of between 4.3% and 6.3% for 2021 and to maintain solid public finances, highlighted by an estimated primary surplus of 0.4% of GDP during 2022, greater than the expectation for 2021 of 0.0% of GDP.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.